EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Nyer Medical Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Nyer Medical Group, Inc. (Form S-3 No. 333-132273), the Registration Statement of Nyer Medical Group, Inc. (Form S-3 No. 333-129415) and the Registration Statement of Nyer Medical Group, Inc. (Form S-8 No. 333-140151) of our report dated September 16, 2008 relating to the consolidated financial statements and schedules of Nyer Medical Group, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2008.

/s/ Sweeney, Gates & Co.

Fort Lauderdale, Florida
October 10, 2008